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Exhibit 5.1

HALE AND DORR LLP
COUNSELLORS AT LAW

haledorr.com
60 STATE STREET    •    BOSTON, MA 02109
617-526-6000    •    FAX 617-526-5000

May 14, 2004

Genaissance Pharmaceuticals, Inc.
Five Science Park
New Haven, Connecticut 06511

  Re:
  Employee Stock Purchase Plan 2000

Ladies and Gentlemen:

        We have assisted in the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to an aggregate of 400,000 shares of common stock, $0.001 par value per share (the "Shares"), of Genaissance Pharmaceuticals, Inc., a Delaware corporation (the "Company"), issuable under the Company's Employee Stock Purchase Plan 2000, as amended (the "Plan").

        We have examined the Certificate of Incorporation and the By-laws of the Company, each as amended and restated to date, and originals, or copies certified to our satisfaction, of all pertinent records of the meetings of the directors and stockholders of the Company, the Registration Statement and such other documents relating to the Company as we have deemed material for the purposes of this opinion.

        In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or other copies, the authenticity of the originals of any such documents and the legal competence of all signatories to such documents.

        We assume that the appropriate action will be taken, prior to the offer and sale of the Shares in accordance with the Plan, to register and qualify the Shares for sale under all applicable state securities or "blue sky" laws.

        We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the Commonwealth of Massachusetts, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

        It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Genaissance Pharmaceuticals, Inc.
May 14, 2004

        Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

        Based on the foregoing, we are of the opinion that the Company has duly authorized for issuance the Shares covered by the Registration Statement to be issued under the Plan, as described in the Registration Statement, and such Shares, when issued in accordance with the terms and conditions of the Plan, will be validly issued, fully paid and non-assessable.

        We hereby consent to the filing of this opinion with the Commission in connection with the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,
/s/ Hale and Dorr LLP
HALE AND DORR LLP

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Exhibit 5.1